UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

INDUSTRIAL SERVICES OF AMERICA, INC.

(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (502) 366-3452

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On May 7, 2013, the Board of Directors reduced the number of members from seven to five, with Harry Kletter, Brian Donaghy and David Russell tendering their resignations at the Company's quarterly board meeting. In addition, Harry Kletter also retired from his position as Chief Executive Officer. Mr. Donaghy will continue his role as President and Chief Operating Officer.

Although Mr. Kletter had previously announced his intention to retire as a Board member and as Chief Executive Officer at the Company's annual meeting later this year, both Mr. Kletter and the Board acknowledged their satisfaction to date with the performance of Blue Equity, LLC pursuant to the management agreement that was announced on April 1, 2013.

(c)    On May 7, 2013, the Board of Directors appointed Jonathan S. Blue, age 46, to the positions of director and Chief Executive Officer. The Board of Directors and Mr. Blue continue to negotiate the terms and conditions of Mr. Blue's service as a director and Chief Executive Officer, and Mr. Blue has not yet accepted either position. The Company expects to file an amendment to this Current Report on Form 8-K when those negotiations are completed.

Mr. Blue is the Chairman and Managing Director of Blue Equity, LLC, a private equity firm he founded in 2004. Blue Equity was established as Mr. Blue's successor company with the transfer of several active businesses from a private investment firm, Cobalt Ventures, LLC, at which Mr. Blue was a partner and Managing Director from 2000 to 2004. From June 1998 until 2000, Mr. Blue served as Vice President for Progress Rail Services Corporation, which was then a subsidiary of Progress Energy, Inc. (NYSE:PGN), and was subsequently sold to Caterpillar Inc. (NYSE:CAT). For the preceding six years, Mr. Blue was a senior executive at Louisville Scrap Material Company, Inc. and was instrumental in positioning the company as a worldwide industry leader in the scrap and recycling businesses which resulted in the sale of the company to Progress Rail Services. Mr. Blue began his career as a Senior Associate for APM, Inc., an international management consulting firm in New York City. He received a BA in Economics from the University of Pennsylvania in 1989.

On April 1, 2013, the Company and Blue Equity entered into Management Services Agreement (the “Management Agreement”), under which Blue Equity provides the Company with day-to-day senior executive level operating management supervisory services. Blue Equity will also provide business, financial, and organizational strategy and consulting services, as the Company's Board of Directors may reasonably request from time to time.

The Management Agreement provides that the Company will pay Blue Equity a monthly management fee of $85,000, along with reimbursement of out-of-pocket expenses. Subject to shareholder approval and vesting provisions set forth in Stock Option Agreement dated as of April 1, 2013 between the Company and Blue Equity (the “Stock Option Agreement”), the Company granted options for a total of 1,500,000 shares of our Common Stock to Blue Equity at an exercise price per share of $5.00. If there is a change of control transaction involving the Company during the term of the Management Agreement, or within 12 months following its expiration, the Management Agreement provides for a bonus to Blue Equity equal to 1.0% of the excess amount, if any, of the aggregate consideration exceeding $30.0 million paid directly or indirectly to the Company or its shareholders in connection with the transaction. The Management Agreement provides for a 12-month term, which began April

1, 2013, subject to earlier termination upon mutual agreement or upon circumstances set forth in the agreement.

Also on April 1, 2013, the Company issued 125,000 shares of our Common Stock to Blue Equity in a private placement at a per share purchase price of $4.00. The Management Agreement also provides that, upon the occurrence of certain events, Blue Equity or one of its affiliates will purchase an additional 225,000 shares of Common Stock from the Company at a per share purchase price of $4.00. The Company's obligation to issue the 225,000 shares of Common Stock is subject to obtaining any necessary shareholder approval and other consents. All shares of Common Stock issued by the Company to Blue Equity in connection with the Management Agreement and Stock Option Agreement are subject to "piggyback" registration rights. If the Company terminates Blue Equity's services without cause or if Blue Equity resigns for good reason or following the shareholders' failure to approve the issuance of the stock options, Blue Equity has the right to cause the Company to redeem the 125,000 shares of common stock at the original purchase price of $4.00 per share.

For additional information regarding the Management Agreement and Stock Option Agreement described herein, see the Company's previously filed Current Report on Form 8-K dated April 1, 2013.

(d)    The information set forth in Item 5.02 (c) of this Current Report on Form 8-K is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date: May 13, 2013	By:	/s/ Alan Schroering
Alan Schroering
Vice-President of Finance and Interim Chief Financial Officer